EXECUTION VERSION

Dated September 29, 2014
RBS BUSINESS SERVICES PRIVATE LTD
and
CITIZENS BANK, N.A.
AMENDED AND RESTATED MASTER SERVICES AGREEMENT

AMENDED AND RESTATED MASTER SERVICES AGREEMENT
THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT (“MSA”), dated as of September 29, 2014, is by and between RBS BUSINESS SERVICES PRIVATE LTD, a company incorporated under the laws of India, whose registered office is at Empire Complex, 414 Senapati Bapat Marg, Lower Parel, Mumbai 400 013 India, formerly known as ABN AMRO CENTRAL ENTERPRISE SERVICES PRIVATE LIMITED (“PROVIDER”) and whose processing centres are located at Mumbai, Chennai, Gurgaon and New Delhi; and CITIZENS BANK, N.A a United States national bank with its principal place of business at 1 Citizens Plaza, Providence, Rhode Island 02903, formerly known as RBS Citizens, N.A.. (“Recipient”), Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 hereof.
RECITALS
WHEREAS, The Royal Bank of Scotland Group plc (“RBSG”) is the indirect owner of all the issued and outstanding common stock of Citizens Financial Group, Inc. (“CFG”) immediately prior to the date hereof;
WHEREAS, shares of CFG are being sold to the public pursuant to the IPO and CFG will cease to be a wholly owned indirect subsidiary of RBSG upon the closing of the IPO;
WHEREAS, after the closing of the IPO, RBSG will remain the majority shareholder of CFG, subject to future sales to the public (and ultimately the contemplated complete disposition by on or before December 31, 2016) by RBSG;
WHEREAS, the Provider is an Affiliate of RBSG and the Recipient is an Affiliate of CFG;
WHEREAS the Provider and the Recipient entered into a Master Services Agreement effective 21 July 2008, amended by a First Amendment Agreement dated 14 July 2009 (together, the “Original MSA”) for the provision of Services and the parties entered into service agreement schedules (“Service Schedules”) to give effect to the Original MSA and document the Services provided;
WHEREAS, the Parties have agreed with effect from the date hereof to amend and restate the Original MSA on the terms and conditions set out in this MSA;
WHEREAS, the Services will continue to be provided to the Recipient to facilitate its ongoing operations during a transitional period following the IPO;
WHEREAS, the Provider has agreed to continue to procure and provide the Services as specified in the Service Schedules to the Recipient, and the Recipient has agreed to receive and pay for the Services received pursuant to the Service Schedules, subject to the terms of this MSA; and
NOW, THEREFORE, in consideration of the rights and duties set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Provider and the Recipient hereby agree as follows:

1	Definition and Rules of Construction

1.1	Definitions
For the purposes of this MSA, the following terms shall have the following meanings:
“Adverse Policy Change” has the meaning given in Section 2.3.4;
Affiliate” means, in relation to any Party, its holding companies and direct and indirect subsidiaries and the direct and indirect subsidiaries of such holding companies from time to time; however, for purposes of this MSA the Parties shall not be considered Affiliates of each other. For the avoidance of doubt, in respect of the Provider, Affiliates shall not include the Recipient or its subsidiaries; and, in respect of the Recipient, Affiliates shall not include the Provider or its other subsidiaries and “Affiliates” shall be construed accordingly;
“Anti-Bribery and Corruption Policy” means each policy that a Party shall put in place to comply with its own anti-bribery and corruption policy and obligations, and with Anti-Corruption Laws;
“Anti-Corruption Laws” means any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery or anti-corruption laws of the jurisdiction in which, for the Provider, the Provider provides the Services and, for the Recipient, the Recipient receives the Services, together with any amending, consolidating or successor legislation or case law which has effect from time to time in the relevant jurisdiction;
“ARD” has the meaning given in Section 15.1.1;
“Business Day” means a day which is not a Saturday, Sunday or a public holiday in New York or Boston;
“CFG” means Citizens Financial Group, Inc.;
“Change” means any modification, addition or amendment to any Service (including any change to any part of any Service Schedule) including any Mandatory Change or Discretionary Change;
“Change Control Procedure” means the procedure set out in Section 10.1.1;
“Change Control Request” has the meaning given in Section 10.1.1(i);
“Charges” means collectively the fees payable under each Service Schedule for the provision of Services;
“Competent Authority” means any local, state, national, supranational, governmental or nongovernmental authority, statutory undertaking, agency or public or regulatory body (including the Prudential Regulation Authority, the Financial Conduct Authority, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation and the Consumer Financial Protection Bureau) which has jurisdiction over the Provider (and/or its Affiliates) and/or the Recipient (and/or its Affiliates);
“Confidential Information” has the meaning given in Section 13.2.1;

“Criticality 1 Incident” means an incident, disaster or other disruption for which the Service Level time period in which the affected Service must have been restored is specified to be within four hours;
“Defaulting Party” has the meaning given to it in Section 6.7.1;
“Disabling Device” means any device, method, token, code, program or subprogram that can disable, interfere with or adversely affect all or any part of a Service, a Party’s equipment, and/or their operation, or destroy any of a Party’s data or other software or hardware, or damage, destroy or interfere with a Party’s information technology network or any of a Party’s data or other software or hardware, or permit any person to circumvent the normal security of a Party’s software, systems or networks;
“Discretionary Change” means any Change which is not a Mandatory Change or an Emergency;
“Dispute” has the meaning given in Section 11.1.1;
“Emergency” has the meaning given in Section 10.4.2;
“Existing Third Party Agreement” means any Third Party Agreement in force as at the date hereof, as the same may be amended from time to time and any extension, replacement or renewal of such agreement;
“Force Majeure” has the meaning given in Section 14.1;
“Fraud Prevention Policy” means anti-fraud measures or policies that the Provider shall have in place whenever it possesses, stores, processes or has access to the Recipient’s Personal Data, as listed in Schedule 2;
“GLB Act” means the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq;
“Group” means, in relation to a Party, that Party and its Affiliates;
“Indemnitees” has the meaning given in Section 8.3.1;
“Intellectual Property Rights” means (i) copyrights (including copyrights in any software), patents, database rights and rights in trademarks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
“IPO” means the initial public offering of CFG’s shares;
“IS Requirements” means the information security policies that the Provider shall have in place whenever it possesses, stores, processes or has access to the Recipient’s Confidential Information (inclusive of Personal Data) as listed in Schedule 2;
“Losses” means losses, claims, damages, costs, charges and liabilities (including reasonable legal fees and disbursements) and “Loss” shall be construed accordingly;
“Mandatory Change” means a Change which is required as a consequence of any change in Regulation on or subsequent to the date hereof in order for (i) the Recipient to receive Services or to perform Recipient Dependencies and/or (ii) the Provider to provide (or procure the provision

of), Services or to perform any of its other obligations under this MSA, in each case in compliance with Regulation;
“Migration” means the migration of Services in whole or part from the personnel and information technology systems or other facilities of the Provider, its Affiliates or Third Party Suppliers to the personnel and information technology systems or other facilities of the Recipient, and/or its Affiliates and/or Successor Providers, provided, however, that Migration does not require or otherwise give rise to an obligation on the part of a Provider, its Affiliates or Third Party Suppliers to grant any Successor Provider access to the Provider Systems;
“Monthly Charge” has the meaning given in Section 8.2.1;
“MSA” means this amended and restated master services agreement;
“Non-Defaulting Party” has the meaning given in Section 6.7.1;
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;
“Original MSA” means the Master Services Agreement effective 21 July 2008 entered into by the Parties as amended by the First Amendment Agreement dated 14 July 2009;
“Party” means the Provider or Recipient;
“Personal Data” of a disclosing Party means any data, information and/or records of or pertaining to the disclosing Party’s or an Affiliate’s customers (current, former or prospective) and employees (current, former or prospective) or its customers’ customers (current, former or prospective) or employees (current, former or prospective), including but not limited to names, addresses, telephone numbers, account numbers, account and transaction information and any other “Nonpublic Personal Information” as defined in the GLB Act, relating to such individuals;
“Policies” means the policies and procedures listed in Schedule 2 (as may be amended from time to time in accordance with Sections 2.3.3 and 2.3.4), as applicable to the Provider;
“Provider Data” means all Confidential Information provided in relation to the Services to the Recipient, any Affiliate of the Recipient, or any Successor Provider, by or on behalf of the Provider or any Affiliate of the Provider or any Third Party Supplier;
“Provider Systems” means the information technology systems made available to the Recipient pursuant to this MSA by or on behalf of the Provider, any Affiliate of the Provider or any Third Party Supplier, which are supported and maintained by or on behalf of the Provider, any Affiliate of the Provider or any Third Party Supplier;
“RBSG” means The Royal Bank of Scotland Group plc;
“Recipient Data” means all Confidential Information:

(i)
including, without limitation, all Personal Data provided in relation to the Services to the Provider, any Affiliate of the Provider or any Third Party Supplier, by or on behalf of the Recipient or any Affiliate of the Recipient; or

(ii)	generated by the Provider, any Affiliate of the Provider, or any Third Party Supplier in the course of providing the Services,
“Recipient Dependencies” means the obligations of the Recipient under this MSA including those expressly identified as Recipient Dependencies in the Service Schedules and any other obligations of the Recipient otherwise set out in the description of the Services in the Service Schedules;
“Regulation” means any applicable law, regulation, regulatory constraint, obligation or rule (including any binding code of conduct and binding statement of principle incorporated and contained in such rules) applicable to the existence or operation of this MSA, the Recipient, the Provider, any Affiliate of the Provider, any Affiliate of the Recipient or the provision or receipt of the Services, the performance of any Recipient Dependency or the performance of either Party’s other obligations under this MSA from time to time;
“Scheduled MSA End Date” means the earlier of (i) December 31, 2016, and (ii) the first date on which RBSG ceases to beneficially own such number of shares of CFG common stock representing at least 26% of the voting power of all outstanding shares of CFG common stock;
“Senior Nominees” means the senior individuals nominated by each Party;
“Service Level” means the level of performance set out in the Service Schedules;
“Service Records” means complete and accurate records of, and supporting documentation for, all Services provided pursuant to this MSA;
“Service Schedule” means any of the Service Schedules in Schedule 1 of this MSA, each of which describes the terms and obligations of the Provider and the Recipient in relation to a particular Service, and any extension or renewal schedule, as agreed by the Parties, which has the effect of extending or amending the Service Schedule Expiry Date in respect of a Service set out in the Service Schedules in Schedule 1;
“Service Schedule Expiry Date” means the date of cessation of a Service as specified in a Service Schedule with respect to a Service;
“Service Term” means the period of provision of a Service which period commenced on the effective date as set out in the relevant Service Schedule and which shall expire (unless terminated earlier in accordance with this MSA) in accordance with the provisions of Section 6.3;
“Services” means the services (or any element of the services) specified in the Service Schedules for that Service and “Service” means any one of the Services;
“Staff” has the meaning given in Section 15.1.3;
“Successor Provider” means the entity or entities (which may include the Recipient or any member of its Group) succeeding the Provider in the provision or operation of services the same as or substantially similar to all or part of the Services;
“Tax means all taxes, charges, imposts, levies and duties of any kind payable to any governmental, fiscal or taxing authority in the United States, India, United Kingdom or elsewhere in the world. The definition of “tax” includes any penalties, additions, fines or associated interest. The words

“taxes” and “taxation” and similar expressions shall be interpreted in accordance with this definition;
“Third Party Agreements” means any agreements entered into between the Provider (or any of its Affiliates) and any third party for the provision of a service, goods, lease or license relating to, or necessary for, the provision of the Services or performance of any of the Provider’s other obligations under this MSA whether entered into before or after the date of this MSA;
“Third Party Consent” means any permission, consent, license, agreement, authorization or “right to use” required, from a third party (whether under a Third Party Agreement or otherwise):

(i)
by the Provider, to the extent necessary to allow the provision of the Services or performance of the Provider’s other obligations under this MSA by the Provider to or for the benefit of the Recipient or receipt of the Services by the Recipient; or

(ii)	by the Recipient, to the extent necessary for the Recipient to receive the benefit of the Services provided by the Provider under this MSA;
“Third Party Supplier” means any third party providing a service, goods, lease or license under a Third Party Agreement;

1.2	Rules of Construction
Unless the context otherwise requires or except as otherwise expressly provided the following rules of construction shall apply to this MSA.

1.2.1	Singular, Plural, Gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.2.2	References to Persons and Companies
References to:

(i)
a person shall include any company, partnership, trust, joint venture, firm, association, unincorporated association, organization, or any government, state or local body or authority (whether or not having separate legal personality); and

(ii)	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.2.3	Schedules, Sections, Appendices, Paragraphs
References to this MSA shall include any Schedules to it and references to Sections and Schedules are to Sections of, and Schedules to, this MSA. References to paragraphs and appendices are to paragraphs and appendices of the Schedules. All Schedules are an integral part of this MSA.

1.2.4	Headings
The article, Section and paragraph headings contained in this MSA are for reference purposes only and shall not affect in any way the meaning or interpretation of this MSA.

1.2.5	Includes, in writing
The words “includes” and “including” shall mean “include without limitation” and “including without limitation”, respectively. The words “in writing” means any communication made by letter (but not, for avoidance of doubt, electronic mail) and “written” shall be interpreted accordingly.

1.2.6	Agreed
References to “agreed” mean, in relation to any document, that document in the form agreed and, for the purposes of identification, signed or initialed by or on behalf of each Party by a duly authorized representative, with such alterations as the Parties agree in writing.

1.2.7	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.2.8	References to Law
References to a statute or statutory provision include:

(i)	that statute or provision as modified or amended from time to time, whether before or after the date of this MSA; and

(ii)	any subordinate legislation or regulation made from time to time under that statute or statutory provision, including (where applicable) that statute or statutory provision as modified or amended.

1.2.9	Precedence
If there is any conflict, apparent conflict or ambiguity in or between any of sections of this MSA set out below, the sections will be applied in the following order of precedence with the sections higher in the order of precedence prevailing over the Parties:

(i)	the Sections of this MSA;

(ii)	the Schedules to this MSA; and

(iii)	any other document referred to in this MSA.

1.2.10	Interpretation
References to:

(i)	“Service Agreement” or “SA” in a Service Schedule shall be construed to mean a Service Schedule; and

(ii)	“Section 8” in a Service Schedule shall be construed to mean Section 4 of this MSA.

1.2.11	Costs
Any reference to “costs” shall mean costs (including internal costs arising in respect of personnel and other related costs) and expenses (including charges, fees and other amounts payable to third parties).

2	Performance of Services

2.1	Provision of Services and Relief

2.1.1
The Parties agree that with effect from the date hereof, the Original MSA shall be (and shall be deemed and construed to have been) amended and restated and to be in the form of this MSA. The Parties agree that all Services Schedules entered into between the Provider and the Recipient prior to the date hereof shall, from the date hereof, incorporate and shall be bound by the terms and conditions of this MSA.

2.1.2
The Provider shall provide the Services to the Recipient for the relevant Service Term in accordance with the terms of this MSA. The Recipient shall timely pay the Provider for all Services provided in accordance with the terms of this MSA.

2.1.3
Without prejudice to the Mandatory Change provisions set out in Section 10.2, the Provider shall not be in breach of this MSA to the extent that it is unable to provide any of the Services or perform any of its other obligations under this MSA, in each case to the extent that to do so would result in a breach of Regulation so long as, if and to the extent commercially practicable, the Provider has promptly notified the Recipient of such prohibition, has consulted with the Recipient to explain why the Provider reasonably believes such prohibition applies, and has worked together with the Recipient in good faith to either arrange for modification of the relevant Services(s) at issue or a transition of such Service(s) to a Successor Provider. For the avoidance of doubt, the transition of any Service(s) to a Successor Provider pursuant to this Section 2.1.3 terminates the applicable Service(s) and related Service Schedule(s) under this MSA and does not create a Third Party Agreement for which the Provider is responsible for the remainder of the Service Term(s) with respect to the affected Service(s).

2.1.4
Subject to the requirements set forth below, the Provider may subcontract the provision of any or all of the Services or any of the Provider’s other obligations under this MSA. Except in relation to an Existing Third Party Agreement:

(i)	in selecting the subcontractor in question, the Provider shall have followed its applicable Policies on vendor procurement and approval;

(ii)	the Provider will notify the Recipient in advance of entering into any subcontract;

(iii)
the Provider shall ensure any Third Party Consent that is required for the Recipient to receive the Services (and to sublicense to the extent necessary to receive the full benefit of the Services) is obtained and maintained for the duration of the applicable Service Term;

(iv)
the Provider shall be entitled to increase the Charges to reflect any increase in the costs incurred by the Provider under that subcontract, compared to the costs previously incurred by the Provider; and

(v)
the Provider shall furnish the Recipient with information about the subcontractor in question which is reasonable for diligence purposes, and the Recipient approves of the use of the subcontractor via the Change Control Procedure, with such approval not be unreasonably withheld or delayed.

2.1.5	The Provider shall be primarily liable under this MSA for any default in the performance of obligations under this MSA by any subcontractor of the Provider.

2.2	[Not Used]

2.3	Standard of Service

2.3.1	The Provider shall provide the Services in accordance with any specified Service Level within a Service Schedule for the relevant Service.

2.3.2
Subject to the Change Control Procedure with respect to any change in Regulation coming into effect after the date hereof, the Provider shall provide and procure the provision of the Services in compliance with the Regulation applicable to the Provider.

2.3.3
Subject to the Change Control Procedure with respect to any change in Regulation coming into effect after the date hereof, the Provider shall provide and procure the provision of the Services in accordance with the Policies applicable to the Provider.

2.3.4
Without prejudice to Section 2.3.3, if and to the extent that any proposed change to the Policies would materially increase the risk or reduce the operational controls available to the Provider or the Recipient in connection with the provision or receipt of the Services or materially increase the cost or reduce the benefit to the Recipient in receiving the Services or the Provider in providing the Services (an “Adverse Policy Change”), the Provider shall undertake an impact assessment in advance of the change being implemented and involve the Recipient in that impact assessment. In respect of any Adverse Policy Change the Parties shall, acting reasonably and in good faith, develop, agree and implement a remedial plan with the objective of mitigating any material increase in risk or reduction in operational controls available to the Provider or the Recipient in connection with the provision or receipt of the Services or material increase in the cost or reduction in the benefit to the Recipient or Provider in receiving or providing the Services. Any obligations set out in the Service Schedules which require compliance with policies shall be construed as referring to the Policies.

2.3.5
If and to the extent the Provider is aware of any material failure, or any circumstances that, in the Provider’s reasonable opinion, would be reasonably likely to result in a material failure, to provide any material part of the Services in accordance with Section 2.3.1, 2.3.2 or 2.3.3, then, without prejudice to the Recipient’s other rights and remedies, the Provider shall as soon as reasonably practicable:

(i)	inform the Recipient of such failure or potential failure (and, if known, what the Provider considers to be the cause of the problem);

(ii)	advise the Recipient of the remedial efforts being undertaken with respect to that failure or to prevent that potential failure; and

(iii)
subject to any duty of confidentiality owed by the Provider, provide the Recipient with further information in relation to the failure or potential failure if and to the extent that information has been produced by, or is otherwise in the possession or control of, the Provider or any of its Affiliates for its own purposes and the Recipient reasonably requires that information at the time in order to manage communications with its customers, employees, investors, suppliers and any Competent Authority.

2.4	Recipient Dependencies

2.4.1
Each Service Schedule shall specify any “Recipient Dependencies” for the relevant Service, specific obligations to be performed by the Recipient under that Service Schedule in order for the Provider under that Service Schedule to be able to provide the relevant Service to the Recipient.

2.4.2
If and to the extent the Recipient is aware of any material failure, or any circumstances that, in the Recipient’s reasonable opinion, would be reasonably likely to result in a material failure, to perform any material part of the Recipient Dependencies that are set out in a Service Schedule in accordance with this MSA, then, without prejudice to the Provider’s other rights and remedies, the Recipient shall, as soon as reasonably practicable:

(i)	inform the Provider of such failure or potential failure and, if known, what the Recipient considers to be the cause of the problem; and

(ii)	undertake appropriate remedial efforts and promptly advise the Provider of the remedial efforts being undertaken with respect to that failure or to prevent that potential failure.

2.4.3
Without prejudice to any right or remedy of the Provider under this MSA in respect of any other obligations of the Recipient (including in relation to any Recipient Dependency or any Incidental Service performed by a Recipient which is not set out in a Service Schedule), if and to the extent the Recipient fails to perform a Recipient Dependency that is set out in a Service Schedule, Section 2.4.4 sets out the Provider’s sole and exclusive remedy in respect of the failure by the Recipient to meet that Recipient Dependency other than with respect to:

(i)	any such failure which causes unauthorized or unlawful access by a third party to the Provider’s computing systems or loss or corruption of the Provider’s data; or

(ii)	any obligation of the Recipient to pay any amount (including any Charges) to the Provider under this MSA.

2.4.4
Each Party recognizes that the Provider is reliant and dependent on the performance of the Recipient Dependencies in order to provide the Services and to perform its other obligations under this MSA. The Provider shall not be in breach of this MSA to the extent that its failure to provide the Services or perform its other obligations under this MSA is a result of a breach by the Recipient of a Recipient Dependency (provided that such relief shall not prejudice any rights or remedies of the Recipient in respect of any prior breach by the Provider, to the extent that such prior breach caused the Recipient’s breach of the relevant Recipient Dependency and was not itself caused by a breach by the Recipient of a Recipient Dependency). Any disputes relating to the Provider’s relief from a breach by the Recipient of a Recipient Dependency shall be resolved in accordance with Section 11. Nothing in this Section 2.4.4 shall exclude or limit the liability of the Provider in relation to any failure to provide the Services or perform its other obligations under this MSA to the extent that such failure is not the result of a breach by the Recipient of a Recipient Dependency.

2.4.5
The Recipient shall not be in breach of this MSA to the extent that its failure to perform a Recipient Dependency is a result of a breach by the applicable Provider of an obligation of the Provider (provided that such relief shall not prejudice any rights or remedies of the Provider in respect of any prior breach by the Recipient, to the extent that such prior breach caused the Provider’s breach of the relevant obligation and was not itself caused by a breach of the Provider’s obligations under this MSA). Nothing in this Section 2.4.5 shall exclude or limit the liability of the Recipient in relation to any failure to perform a Recipient Dependency to the extent that such failure is not the result of a breach by the Provider of its obligations under this MSA.

2.5	Service Reporting

2.5.1
From the date hereof and thereafter until the earlier of the Scheduled MSA End Date or applicable Service Schedule Expiry Date, the Provider shall, with respect to each Service for which the Service Schedule requires a certain Service Level, provide to the Recipient, as part of its monthly performance reports a set of hard copy and soft copy reports to verify the Provider’s performance and compliance with the Service Levels and record the occurrence of any Criticality 1 Incidents.

2.5.2	The Parties will review the Provider’s performance against the Service Levels for the previous reporting period.

3	Third Party Suppliers

3.1	Termination, Expiry or Renewal of Third Party Agreements

3.1.1	If, during a Service Term:

(i)
a Third Party Agreement is terminated by the Provider (or any member of its Group) or by the Third Party Supplier (for any reason other than Force Majeure (for which Section 14.2 shall apply) or for insolvency of the Third Party Supplier (for which Section 3.1.3 shall apply)); or

(ii)	a Third Party Agreement expires or is terminated other than as provided in Section 3.1.1(i), or;

(iii)
a Third Party Agreement otherwise ceases to be available to a Provider for the provisions of Services to a Recipient (for example, by virtue of application of a change of control or similar provision),

and that Third Party Agreement is required for the provision or receipt of any Service or the performance of any obligation of the Provider or the Recipient, then subject to the provisions of Section 3.1, the Provider shall use commercially reasonable efforts to implement such arrangements as are necessary to ensure continuity of the relevant Service on the same terms of the relevant Service Schedule and this MSA, unless otherwise agreed by the Parties in advance.

3.1.2
Each Party shall use commercially reasonable efforts to mitigate to the extent within its reasonable control any costs required to be incurred in respect of the negotiation and implementation of any change to, or extension, renewal or replacement of a Third Party Agreement and migration to an alternative Third Party Supplier.

3.1.3
In the event of the insolvency of a Third Party Supplier required for the provision or receipt of a Service or the performance of any obligation of the Provider or the applicable Recipient for such Service, the Provider may discontinue (which, for the avoidance of doubt, shall include electing not to replace) such Service without the discontinuance being a breach or causing any liability of the Provider to the relevant Recipient.

3.1.4
For the avoidance of doubt, the provisions of Section 3.1.1 through Section 3.1.3, inclusive, shall not affect the rights of a Provider to terminate a Service, or for a Service to terminate, pursuant to the terms of the applicable Service Schedule.

3.2	Changes in Third Party Supplier Costs

3.2.1	In the event that a Third Party Supplier increases or decreases its fees in relation to a Service during a Service Term:

(i)
the Provider shall promptly notify the Recipient of the change in fees with such notice to include supporting documentation as might reasonably be expected to explain the change in fees to the Recipient; and

(ii)	the Charges for the relevant Service shall be adjusted accordingly.

3.3	Relationship with Third Party Suppliers

3.3.1
So far as it relates to the provision of a Service or the performance of the Provider’s other obligations under this MSA, the Provider shall manage exclusively its relationship with Third Party Suppliers and the applicable Recipient shall not discuss with any Third Party Supplier the provision of the Services or the performance of the Provider’s other obligations under this MSA, except:

(i)	to the extent required to do so by a court, competent judicial authority and/or a Competent Authority;

(ii)	as agreed by the Parties; or

(iii)	if in the Provider’s opinion and only to the extent reasonably necessary in order for the Recipient to be able to receive the Services under the applicable Service Schedule, provided in each case that it has notified the Provider in advance (if and to the extent permitted to do so under Regulation).

3.4	Liability for Third Party Suppliers

3.4.1	If the Provider breaches this MSA as a result of the acts or omissions of a Third Party Supplier, the Provider’s liability is subject to the Section 8.2 limitations and caps on liability.

3.4.2
Notwithstanding the limitations in Section 3.4.1, any amounts recovered by the Provider from a Third Party Supplier which are in relation to Losses incurred as a result of the acts or omissions of the Third Party Supplier shall be divided among the Provider and Recipient in proportion to their Losses, provided, however, that any amounts paid over to the Recipient shall not exceed the amount of the Recipient’s Losses. For the avoidance of any doubt:

(i)	any amounts paid over to the Recipient pursuant to this Section 3.4.2 are independent of and not to be part of any limitations or caps on the liability of the Parties as set forth in Section 8.2; and

(ii)
if the Provider’s commercially reasonable efforts to recover such amounts from a Third Party Supplier are unsuccessful, such a failure to recover any amounts is not a breach and is not a liability of the Provider.

3.4.3
Without prejudice to the Parties’ rights and obligations in relation to mitigation of losses at law or in equity, each Provider and Recipient shall use commercially reasonable efforts to mitigate the quantum of Losses and/or any other adverse consequences incurred or suffered by the Recipient as a result of the breach of a Third Party Agreement by a Third Party Supplier (to the extent a Party is aware of such breach).

4	Price and Payment

4.1	Charges

4.1.7
In consideration for the provision of the Services, Recipient agrees to pay to Provider upon the terms and subject to the conditions of this MSA, the Charges in accordance with the then prevailing tax guidelines as to arms length remuneration currently considered to be at cost plus such regulatory transfer pricing mark-up on cost as may be recommended by advisors from time to time.

4.2	Costs

4.2.1
The costs referred to in Section 4.1 shall mean all direct, managed and indirect costs associated with and attributable to the provision of the Services by Provider. These costs shall be inclusive of, but not limited to, all expenses in so far as they relate to the Services supplied by Provider for salaries, advisory, facilities and equipment plus the expenses to the extent reasonably allocatable to the Services provided by Provider. The appropriate charges for depreciable assets such as facilities and equipment shall be determined in accordance with generally accepted accounting rules.

4.3	Taxes

4.3.1	The Charges payable under each Service Schedule are exclusive of any Taxes, which would be applicable from time to time as per statutory requirements and shall be for the account of Recipient.

4.3.2	Each party shall be responsible for Taxes based on its own net income, employment taxes of its own employees and Taxes on any property it owns or leases.

4.3.3
All payments made by the Recipient to the Provider will be made without deduction or withholding for or on account of any present or future Taxes, including but not limited to value added tax, turnover tax and withholding taxes, unless Recipient is required by law to deduct or withhold such taxes or duties.

4.3.4
In such event, the Recipient will pay such additional amounts as may be necessary in order that the net amounts receivable by Provider after such deduction or withholding shall be equal to the amount which would have been receivable in the absence of such deduction or withholding.

4.4	Payment Terms

4.4.1
The Services provided are classed as either Business Process Outsourcing (BPO) or Knowledge Process Outsourcing (KPO) which attracts a mark up in accordance with rate prevailing when the invoice is issued, based on benchmarking studies recommended by external advisors. The prevailing rates are detailed on the invoices at the time of issue.

4.4.2	The invoice currency will be USD.

4.4.3	Provider will send the invoice in hard-copy format and use the address for invoicing as set out in the Service Schedule.

4.4.4
The invoice will contain the description as set out in the relevant Service Schedule, failing which the description, “Professional Services Charges rendered by RBS Business Services Private Ltd”, or other words as agreed by both parties.

4.4.5	The Provider shall invoice the Recipient monthly.

4.4.6	The invoices are payable through physical remittance of funds within 30 days of receipt of the relevant invoice.

4.4.7
If any part of the Charges is subject to a bona fide dispute then that part of the Charges subject to dispute shall be dealt with in accordance with Section 11 and any part of the Charges that is not subject to dispute is to be paid pursuant to this Section 4.

5	Representations, Warranties and Mutual Obligations

5.1	Representations and Warranties

5.1.1	Each Party represents and warrants to the other that as at the date hereof:

(i)	it is duly constituted, organized and validly existing under the laws of the jurisdiction of its incorporation;

(ii)
it has the legal right and full power and authority to execute and deliver, and it have the legal right and full power and authority to exercise its rights and perform its obligations under, this MSA, the Service Schedules and any documents which are to be executed by it or any of them pursuant to this MSA;

(iii)	its contemplated provision or receipt, as applicable, of Services in the Service Schedules does not conflict with any other contract to which it is a Party; and

(iv)	it is satisfied that all Charges for the Services provided hereunder were negotiated and determined on an arm’s-length basis.

5.1.2	The Provider represents and warrants to the Recipient that as at the date hereof:

(i)	this MSA and the provision of the Services pursuant to the Service Schedule is compliant in all material respects with all Regulation applicable to it; and

(ii)	its provision of Services in the Service Schedule is compliant in all material respects with the Policies.

5.1.3
The Recipient represents and warrants to the Provider that as at the date hereof this MSA and the receipt of the Services by it pursuant to the Service Schedule is compliant in all material respects with all Regulation applicable to it, including, for the avoidance of any doubt and to the extent applicable, Regulation W of the Board of Governors of the Federal Reserve System.

5.2	General Obligations

5.2.1	Each Party shall:

(i)
subject to the Change Control Procedure with respect to any change in Regulation after the date hereof, comply with Regulation in connection with the performance of its obligations under this MSA including (in the case of the Provider) its provision of the Services and (in the case of the Recipient) its receipt of the Services;

(ii)	perform its obligations under this MSA including (in the case of the Provider) its provision of the Services and (in the case of the Recipient) its receipt of the Services;

(iii)	provide on a timely basis such information and data as the other Party may reasonably require for the purposes of the provision of the Services; and

(iv)
participate in discussions regarding the provision or receipt of the Services (as applicable) to the extent reasonably required by the other Party in order to enable the Services to be properly provided or received.

5.2.2
Without prejudice to the Mandatory Change provisions set out in Section 10.2, each Party shall promptly notify the other upon becoming aware of any proposed changes to a Regulation or new Regulation which will or are likely to impact the provision or receipt of the Services.

5.2.3
If a Party or any of its Affiliates or, to its knowledge, any Third Party Supplier is subject to any investigation by any Competent Authority and such investigation is relevant to the performance of the obligations under this MSA, then, to the extent permitted by Regulation and the Competent Authority, the Party shall as soon as reasonably practicable notify the other Party of such investigation (such notice to contain reasonable detail relating to the reason for the investigation and why it is relevant to the provision or receipt of the Services). The Parties agree to cooperate to the extent reasonable in the event of any such investigation.

6	Term and Termination

6.1	Original MSA

The Parties acknowledge and agree that the Original MSA was effective from 21 July 2008. On and from the date of execution of this MSA, the Original MSA shall be amended and restated in the form of this MSA.

6.2	MSA Term
Subject to earlier termination in accordance with its terms, this MSA shall automatically terminate without the need for further action by either Party on the earlier of: (i) the date of expiry of the last Service Term; and (ii) the Scheduled MSA End Date, (both being subject to an extension pursuant to Section 6.3.2).

6.3	Service Term

6.3.1
Subject to Section 6.3.2 each Service Term shall automatically expire without the need for further action by either Party on the earlier of: (i) the applicable Service Schedule Expiry Date; and (ii) the Scheduled MSA End Date.

6.3.2
If the Recipient wishes to continue to receive a Service after the expiry of the relevant Service Schedule Expiry Date and/or Scheduled MSA End Date then the Recipient must give notice to the Provider specifying the period for which the Recipient wishes to continue to receive the Service, provided however, that such extension shall not extend beyond December 31, 2016. Upon such notice the Service Term shall be extended up to the relevant date.

6.4	Termination on Notice

6.4.1
Notwithstanding any other provision of this MSA, the Recipient may terminate any of the Services, or any separable part of the Services, by providing the Provider with at least six months’ prior mailed notice of such termination.

6.4.2
The Recipient is not responsible or liable for any Provider costs incurred as a result of an early termination notice made in compliance herewith, provided, however, that a Recipient shall reimburse the Provider for any costs incurred by the Provider as a result of a Service being terminated early by the Recipient where such Service is provided pursuant to a Third Party Agreement which was renewed, extended or replaced after the date hereof.

6.5	Termination for Insolvency
Each Party may terminate this MSA immediately by written notice to the other Party if the other Party becomes unable to pay its debts, enters into liquidation, a receiver or administrative receiver is appointed over all or any of its assets, it ceases trading or is dissolved, or any procedure equivalent to any of the preceding matters occurs in any other jurisdiction with respect to that other Party.

6.6	Termination for Regulatory Reasons

6.6.1
Each Party shall have a right to terminate this MSA if directed in writing by a Competent Authority. A Party may exercise such right upon 90 days’ prior notice, or such shorter timeframe as required by a Competent Authority or to comply with Regulation.

6.6.2
In the event of a termination of this MSA pursuant to this Section 6.6, the Parties acknowledge and agree that Migration of the Services may not be fully implemented as of such termination and, to the extent required by a Competent Authority, neither Party will have any obligation to assist in the Migration of the Services after such termination.

6.7	Termination for Breach

6.7.1
Subject to Section 6.7.2, each Party (the “Non-Defaulting Party”) may terminate a Service immediately by written notice to the other Party (the “Defaulting Party”) if the Defaulting Party commits a material breach of its obligations with respect to that Service under this MSA and the applicable Service Schedule and (where the breach is capable of being remedied) that breach has not been remedied within 30 days after receipt of a written request to do so from the Non-Defaulting Party.

6.7.2
In the event that a Party elects to terminate a Service pursuant to Section 6.7.1, the MSA shall be deemed to continue in full force and effect in accordance with its terms, except with respect to such terminated Service.

6.7.3
Unless otherwise specified, any breach in respect of any individual Service Schedule shall not constitute a breach of this MSA or a breach of any other Service Schedule, and unless otherwise agreed in writing, the Parties will continue to provide Services and honor all other commitments under this MSA during the course of dispute resolution pursuant to Section 11, except to the extent such commitments are the subject of such dispute, controversy or claim.

6.8	Delivery of Data on Termination or Expiry

6.8.1	Except if and to the extent otherwise agreed in the relevant Service Schedule and subject always to Regulation, in the event of the termination or expiry of a Service pursuant to this MSA:

(i)	to the extent that:

(a)	any Recipient Data is in the possession or reasonable control of the Provider or its Affiliates, the Provider shall provide to the Recipient such Recipient Data in its then-current format; and

(b)	any Provider Data is in the possession or reasonable control of the Recipient or its Affiliates, the Recipient shall provide to the Provider such Provider Data in its then-current format;

(ii)
once the Provider has provided the Recipient Data in accordance with Section 6.8.1.(i)(a), the Provider will (to the extent reasonably practicable) delete or destroy its copy or copies of such data, unless required to maintain a copy by Regulation or the requirements of any Competent Authority or to the extent such Recipient Data also relates to the Provider’s Group’s business; and

(iii)
once the Recipient has provided the Provider Data in accordance with Section 6.8.1.(i)(b) the Recipient will (to the extent reasonably practicable) delete or destroy its copy or copies of such data, unless required to maintain a copy by Regulation or the requirements of any Competent Authority or to the extent such Provider Data also relates to the Recipient’s Group’s business.

6.8.2	Unless otherwise agreed by the Parties, the Provider shall charge Recipient in respect of the costs incurred by the Provider in respect of complying with its obligations under this Section 6.8.

6.8.3
Any Recipient Data retained by Provider and any Provider Data retained by Recipient pursuant to Section 6.8.1 shall be subject to the Data Protection requirements set forth in Section 13 and the Confidentiality requirements set forth in Section 13 for as long as such data is retained.

6.9	Survival of Rights on Termination or Expiry
Termination or expiry of this MSA shall not affect any rights or obligations which may have accrued prior to termination or expiry. The obligations of each Party set out in any Section intended to survive such termination or expiry, including this Section 6.9 and Section 4, Section 8, Section 12, Section 13, Section 16, Section 17 and and Section 20 shall continue in full force and effect notwithstanding termination or expiry of this MSA.

7	Migration

7.1	Migration
No later than the third month of the six month notice period specified in Section 6.4, the     Provider will:

7.1.1	submit a plan reasonably acceptable to the Recipient, specifying how the Provider will assist in the orderly handover of the terminated Services;

7.1.2	regularly update the plan to ensure that it reflects changes in the Services or terminated Services, and the methods of delivering the terminated Services; and

7.1.3	revise the plan from time to time in accordance with Recipient's reasonable directions.

7.2	Migration Plan
The Provider will as soon as reasonably practicable:

7.2.1	implement the plan referred to in Section 7.1; and

7.2.2	provide the Recipient with all information, documentation, Recipient software, Recipient Data, Recipient equipment and hardware and any work or records which are material to

Recipient’s business. The Provider will also provide all other assistance reasonably required by the Recipient.

7.3	Migration Costs
The Recipient shall be responsible for any costs incurred by the Provider in relation to the migration services described in Sections 7.1 and 7.2.

8	Limitation of Liability and Indemnification

8.1	Exclusions from Liability
Notwithstanding anything herein to the contrary, no Party shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this MSA, as applicable, including to the extent that such liability is:

(i)	for or in respect of any loss of profit, loss of revenue, loss of goodwill or indirect or consequential losses, punitive, special or consequential damages; or

(ii)	for the value of any lost or corrupted data; or

(iii)	for the costs of reconstituting, restoring or rectifying lost or corrupted data (in each case, other than to the extent arising from a breach of Section 19.1), in each case of whatever nature regardless of whether such damages are foreseeable or whether the Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

8.2	Cap on Damages and Exclusions

8.2.1
Except in the case of death or personal injury, fraud or fraudulent misrepresentation, or Charges that have come due in connection with the Services, the Provider’s and the Recipient’s aggregate liability to the other in respect of any individual Service shall be limited to an amount equal to 12 x the Monthly Charge for such Service, where “Monthly Charge” means the amount of Charges paid for the first full calendar month (which shall include any amounts invoiced directly to the Recipient by a Third Party Supplier in that month) of the relevant Service giving rise to the claim.

8.2.2
Except in the case of death or personal injury, fraud or fraudulent misrepresentation, or Charges that have been paid or come due in connection with the Services, each Party’s total aggregate liability to the other in connection with this MSA shall be limited to an amount equal to the total Charges for all Services paid and payable to Provider pursuant to this MSA during the 12 months prior to the first date an event giving rise to the liability occurred.

8.2.3	The limits on, and exclusions of, liability set out in this Section 8 shall not apply in respect of:

(i)	any liability for death or personal injury;

(ii)	any liability for fraud or fraudulent misrepresentation;

(iii)	any other liability that cannot be lawfully excluded; and

(iv)	the obligation of Recipient to pay Charges with respect to Services that have been provided.

8.3	Indemnification

8.3.1
Subject to the exclusions from liability in Section 8.1, the Provider and the Recipient agree to indemnify and hold harmless each other, and each of their directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively the “Indemnitees”), from and against any and all losses of the Indemnitees relating to, arising out of or resulting from any breach by a Party, of this MSA or any of the Service Schedules hereunder, to the extent caused by, resulting from or arising out of or in connection with the other Party’s infringement, misappropriation or violation of Intellectual Property Rights of a third party in connection with the provision or receipt of Services under this MSA;

provided that.

(i)	the aggregate liability pursuant to this Section 8.3 shall not exceed the cap on damages in Section 8.2 (subject to the exclusions from the cap set forth therein); and

(ii)
the Provider shall have no liability under this Section 8.3 with respect to any infringement, misappropriation or violation of Intellectual Property Rights of a third party to the extent that such claim is based upon or related to:

(a)	Services that have been modified by the Recipient;

(b)	use of the Services in conjunction or combination with any software, data or other materials not provided by the Provider of the Services; or

(c)	use of the Services in a manner or for any purpose other than as directed by the Provider or as expressly permitted by this MSA.

9	Governance

9.1	Each party will appoint representatives with suitable qualifications, experience and authority to participate in the meetings and committees, and otherwise fulfil their respective functions.

9.2
The Provider and the Recipient will each manage and supervise the relationship set out in this MSA, through a body containing representatives of both the Provider and the Recipient as constituted from time to time.

10	Changes and Change Control

10.1	Changes

10.1.1	Subject to Sections 10.2 to 10.4 (inclusive), in the event that a Party wishes to make any Change it shall be managed by way of the “Change Control Procedure” as set forth in this Section 10.1.1.

(i)
Upon realization of the need for a Change, either Party shall provide prompt notice to the other Party of a Change request (“Change Control Request”) in writing specifying in as much detail as is reasonably practicable the nature of the proposed Change. Within four weeks of receipt of a Change Control Request, the Party that received such notice shall provide a response indicating whether it can make the proposed Change, its estimated costs of making the proposed Change and an estimated schedule for implementing the proposed Change.

(ii)	The timing of implementation of any Change will be determined by the Parties.

10.2	Mandatory Change

10.2.1
Where a Change Control Request is in respect of a Mandatory Change, the Parties shall, as soon as reasonably practicable thereafter, meet to discuss and agree the terms on which, and the time frame in which, each Party shall implement that Mandatory Change (which shall be within the time frame required to comply with the relevant Regulation, except where it would not be reasonable for each Party to implement such Mandatory Change within such time frame, in which case each Party shall implement such Mandatory Change as soon as reasonably practicable thereafter). The Parties shall work together in good faith to mitigate the consequences of any delay in implementing the Mandatory Change beyond the date required to comply with the Regulation.

10.2.2
To the extent that a Mandatory Change requested by a Party increases the cost to the Provider (including, for the avoidance of doubt, the costs and appropriate margin of implementing the Mandatory Change and incremental running costs and appropriate margin incurred by the Provider arising as a result of that Mandatory Change), then the increased cost and margin to the Provider will be added to the Charges paid by the Recipient for the relevant Service.

10.3	Discretionary Changes

10.3.1	Where a Change Control Request submitted by a Party is in respect of a Discretionary Change, the Parties shall, as soon as reasonably practicable thereafter, meet to discuss the terms of the Discretionary Change, including the payment of costs incurred by the Provider associated with the proposed Discretionary Change. For the avoidance of doubt, the Party being requested to implement a Discretionary Change may refuse to implement any Discretionary Change.

10.4	Emergency Change

10.4.1
If a Change is required to respond to an Emergency, the affected Party shall use commercially reasonable efforts to notify the other Party and obtain the other Party’s prior consent for the Change but, if the notifying party is the Provider and the Provider is not able to notify the Recipient and obtain consent, the Provider shall be entitled, without limiting any rights and remedies of the Recipient in respect of any breach of this MSA (as if such Change had not been made), to nevertheless make the minimum necessary temporary Change as necessary to respond to the Emergency in accordance with the terms of any applicable disaster recovery plans. As soon as practicable following the implementation of any temporary Change, the Provider shall notify the Recipient of the temporary Change and the nature of the Emergency and shall then retroactively comply with the terms of the Change Control Procedure.

10.4.2
“Emergency” means a Change that is required to ensure: (i) continued provision of, or the continued operation and integrity of the Services; or (ii) the continued operation and integrity of the Provider Systems, in each case the implementation of which cannot wait (including for reasons of stability and performance) for authorization through the Change Control Procedure.

11	Dispute Resolution

11.1	Dispute Resolution Process

11.1.1
The Parties shall in the first instance attempt to resolve any dispute in relation to any aspect of, or failure to agree any matter arising in relation to, this MSA or any document agreed or contemplated as being agreed pursuant to this MSA (a “Dispute”) informally through discussion as follows:

(i)	the representatives will discuss to resolve the Dispute, and if the representatives cannot resolve the Dispute within 10 Business Days of the Dispute being referred to them, then;

(ii)
the Dispute shall promptly be referred by the representatives to a nominated senior individual of each Party (the “Senior Nominees”), and if the Senior Nominees cannot resolve the Dispute within 10 Business Days of the Dispute being referred to them (unless a longer period is mutually agreed), then;

(iii)
the dispute resolution process shall be deemed to have been exhausted in respect of the Dispute, and each Party shall be free to pursue its rights at law in respect of such Dispute without further reference to the dispute procedure under this Section 11.1.

This Section 11.1 does not limit the right of either Party to: (i) exercise any self-help remedies provided for herein; or (ii) file an action in a court of law, before, during, or after the dispute resolution process to obtain a provisional or interim remedy, and/or any ancillary, additional or supplementary remedy, provided that any such action shall be heard and determined exclusively in any court of competent jurisdiction sitting in England.

11.1.2	The Parties will discuss in good faith, at either Party’s request, measures to shorten the time contemplated by this Section 11 to complete the Dispute resolution process.

12	Intellectual Property Rights

12.1	Ownership

12.1.5	The Provider and the Recipient (or their respective licensors) will retain all right, title and interest in or to their respective Intellectual Property Rights.

12.2	License

12.2.1	Each party grants the other party a royalty-free, non-transferable, non-exclusive licence to use the Intellectual Property Rights solely for the purpose of providing or receiving the Services.

12.2.2	Both parties undertake to:

(i)	comply with the other party’s reasonable directions (whether oral or written) relating to the manner of the use of the other Party’s Intellectual Property Rights;

(ii)	only modify the other party’s Intellectual Property Rights with the prior written consent of that other party and then only in the manner and to the extent authorised by that other Party; and

(iii)	treat all information relating to the other Party's Intellectual Property Rights as confidential in accordance with the terms of Section 13.

12.2.3	Neither Party shall:

(i)
sub-license, assign, transfer, charge or otherwise deal in or encumber the other Party’s Intellectual Property Rights or use the other Party’s Intellectual Property Rights on behalf of a third party; or

(ii)	remove or alter any copyright or proprietary notice on any materials in which the other Party’s Intellectual Property Rights are embodied.

13	Data Protection, Confidential Information and Record-keeping

13.1	Data Protection

13.1.1
Each Party acknowledges and agrees that, solely to permit it to perform its obligations pursuant to this MSA and the Service Schedules, the other Party may provide it with Confidential Information, including Personal Data. Each Party further acknowledges and agrees that it shall have the right to use the other Party’s Confidential Information, including Personal Data, solely to fulfill and perform its obligations under this MSA and otherwise comply with Regulations that apply to that Party. Regulation in respect of Personal Data may include U.S. federal data privacy laws and regulations such as the GLB Act, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the GLB Act, and the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d), U.S. state data privacy laws such as the Massachusetts Data Protection Act (201 CMR 17) and, if applicable, international data privacy laws such as The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and the free movement of such data. To the extent that the Recipient requires the Provider to comply with any Regulation in respect of Personal Data which does not apply to the Provider at law, then the Recipient shall (i) instruct the Provider of the same under Clause 13.1.2(i) and (ii) provide all reasonable assistance and information to the Provider in order to allow the Provider to comply with the same. Each Party may provide guidelines to help the other Party comply with such Regulation, but each Party using its own legal advisors will remain fully responsible, subject to the Change Control Procedure in respect of any change in Regulation after the date hereof, for interpreting and complying with such Regulation with respect to its own business. A Party shall have no right to use, reuse or disclose any Personal Data to any person or entity for any reason not specifically permitted under this MSA or a Service Schedule.

13.1.2	Each Party confirms that, when it is processing data, it shall:

(i)	only process Personal Data in accordance with the other Party’s instructions; and

(ii)
take appropriate technical and organizational measures to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing.

13.1.3
The Parties shall respectively comply with all Regulation, subject to the Change Control Procedure in respect of any change in Regulation after the date hereof, in respect of Confidential Information, including Personal Data, including securing such consents, registrations and notifications as may be required to enable the Provider and any Third Party Suppliers to provide the Services and to enable the Recipient to receive the Services.

13.2	Confidential Information

13.2.1
The Parties hereby covenant and agree to keep confidential all Confidential Information relating to the other Party. Without limiting the generality of the foregoing, each Party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other Party as it would with respect to proprietary information, materials and processes relating to itself. “Confidential Information” shall mean all information, materials and processes relating to a Party, its Affiliates, its employees, third party vendors, counterparties or customers obtained by the other Party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, software and information relating to personnel, products, financial performance and projections, processes, strategies and systems but shall not include information which:

(i)	was already in possession of the other Party prior to the date hereof and for which no confidentiality obligation or other restriction on use previously existed;

(ii)	is or becomes generally available to the public other than by release in violation of the provisions of this Section 13;

(iii)
is or becomes available on a non-confidential basis to a Party from a source other than the other Party to this MSA, provided that the Party in question reasonably believes that such source is not or was not bound by an obligation to the other Party to hold such information confidential; and

(iv)	is acquired or developed independently by a Party without use or reference to otherwise Confidential Information of the other Party.
Except with the prior written consent of the other Party, each Party will use the other Party’s Confidential Information only in connection with the performance of its obligations hereunder and each Party shall use commercially reasonable efforts to restrict access to the other Party’s Confidential Information to those employees of such Party requiring access for the purpose of providing or receiving Services hereunder.

13.2.2
The provisions of Section 13.2.1 shall not prohibit a Party’s disclosure or use of the other Party’s Confidential Information if and to the extent such Confidential Information is made available to or used by the professional advisers or Third Party Suppliers of each Party for the provision or receipt of the Services, provided, however that in each case such professional advisors or Third Party Suppliers are subject to written confidentiality obligations in a form approved by the other Party (such approval not to be unreasonably withheld or delayed).

13.2.3
Each Party shall notify the other Party immediately of any suspected or known fraud relevant to its activities under this MSA or any Service Schedule, or of any unauthorized access, possession, use, or knowledge, or attempt thereof, of the other party's Confidential

Information, or of the occurrence of any other incident relating to the Services that could cause financial, customer or reputational loss to another Party, and agrees to cooperate with the other Party to investigate the occurrence and mitigate the impact of such an event. Each Party shall promptly provide the other Party with full details of any such event and use all available efforts to prevent a recurrence of any such event.

13.2.4
Notwithstanding any provision of this Section 13 to the contrary, a receiving Party may disclose such portion of the Confidential Information relating to the disclosing Party to the extent, but only to the extent, the receiving Party reasonably believes that such disclosure is required Regulation or the rules of a Competent Authority or under a subpoena or other legal process; provided that if practicable and permissible under Regulation, or rules, the receiving Party shall first notify the disclosing Party of such requirement and allow such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure and cooperate with the disclosing Party in any lawful effort by the disclosing Party to contest the legal validity of such requirement and prevent such disclosure.

13.2.5
The Parties agree that monetary damages will not be an adequate remedy if this Section 13 regarding Data Protection and Confidential Information is breached and therefore, a disclosing Party shall, in addition to any other legal or equitable remedies, be entitled to seek injunctive relief against any breach or threatened breach of this Section 13 by the receiving Party with respect to the disclosing Party’s Confidential Information.

13.3	Record-keeping

13.3.1
The Provider will at all times operate a consistent and generally accepted system of accounting in relation to, and maintain complete and accurate records of, and adequate supporting documents for the Service Records.

13.3.2	The Provider will maintain the Service Records:

(i)	in a manner and to a level of detail sufficient to justify the calculation of the Charges and to satisfy the requirements of the Regulation; and

(ii)	for the period required by the Regulation, and for a minimum of seven years after the Service Records are created.

14	Force Majeure

14.1	Force Majeure Events
For purposes of this MSA, “Force Majeure” means an event beyond the reasonable control of either Party, which by its nature was not foreseen by such Party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, any unauthorized, unlawful access by a third party to either Party’s computing systems other than as a result of such Party’s, failure or shortage of energy sources, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers, and acts, omissions or delays in acting by any Competent Authority.

14.2	No Liability for Force Majeure
Without limiting the generality of Section 8.3, neither Party shall be under any liability for failure to fulfill any obligation under this MSA or a Service Schedule, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of Force Majeure on its obligations hereunder and (ii) nothing in this Section 14.2 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interests. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party. The Party affected by the Force Majeure event shall notify the other Party of that fact as soon as practicable.

14.3	Delay Owing to Force Majeure
In the event of any such delay as a consequence of circumstances of Force Majeure, the Recipient of any affected Service may elect to either:

(i)
submit a Change Control Request to extend the time for performance of the affected Service for a period equal to the time lost by reason of the delay, provided however, that such extension shall not extend beyond the Scheduled MSA End Date; or

(ii)	terminate this MSA in relation to those Services which are affected by the Force Majeure event.

15	Employee Provisions

15.1	No Obligation to Transfer Employees

15.1.1
The Parties acknowledge and agree that the Acquired Rights Directive (Council Directive 77/187/EEC as amended by Council Directive 98/50 EEC and consolidated in Council Directive 2001/23/EEC) as amended (“ARD”) or any enactment of the ARD in any national law or any analogous national law did not apply on the commencement of the Services.

15.1.2
The Parties believe that on the cessation or partial cessation of the Services or any part of the Services on the termination, expiry or variation of this MSA, no transfer of the contracts of employment between a Provider or any Third Party Supplier (or any subcontractor thereof) and any of its/their employees to the Recipient or Successor Provider shall take place by reason of the ARD or any enactment of the ARD in any national law or any analogous national law.

15.1.3
Without prejudice to Section 15.1.1, if requested to do so by the Recipient at any time before the termination, expiry or variation of the Services, the Provider will (or will procure that) all persons working on the Services (“Staff”), whether employed/engaged by the Provider, by any Third Party Supplier or any subcontractor thereof, will be redeployed or otherwise removed from the Services before the cessation of those Services so that those Staff cease to be engaged within the Services and are not affected by any transfer pursuant to the ARD or any enactment of the ARD in any national law or any analogous national law that may otherwise occur on the cessation of those Services.

15.2	Pre-employment Screening

15.2.1
Subject to Regulation, the Provider shall require any individual it employs or engages in connection with the performance of its obligations under this MSA to have satisfied the screening procedures set out in the RBSG Policy for India, prior to such individual performing any Services hereunder:

15.2.2	In the event that:

(i)	the Provider is unable to comply fully with the pre-employment requirements above with respect to an individual;

(ii)	any pre-engagement screening activity returns information that otherwise indicates in the Provider's reasonable judgment that such individual should not be engaged to provide Services under this MSA, then the Provider shall not engage the individual in relation to this MSA or any Service Schedule.

16	Communications with Competent Authorities
If either Party receives any material correspondence from any Competent Authority that relates to the Services, it will provide a copy of that correspondence to the other Party unless it is prevented from doing so by Regulation or such Competent Authority. The Parties shall consult with each other over such correspondence and shall only respond to the Competent Authority if:

16.1.1	the terms of the response have been approved by the other Party (such consent not to be unreasonably withheld or delayed); or

16.1.2	Regulation requires a response to the Competent Authority without the other Party’s consent.

17	Audit

17.1	Regulatory Audit Rights

17.1.1	The Provider shall (and shall use all commercially reasonable efforts to ensure its Third Party Suppliers providing material Services or a material element of the Services shall) promptly permit:

(i)	the Recipient or its auditors (to the extent the Recipient and its auditors are directed by a Competent Authority); and

(ii)	any Competent Authority (or its designated representatives), access to the Provider’s and Third Party Suppliers facilities and premises, equipment, books and records (electronic or otherwise), operational systems, employees, contractors, and subcontractors to the extent required by the Competent Authority to perform an audit.

17.1.2
Subject to any restriction under Regulation or the direction of any Competent Authority, the Provider shall ensure it is (and shall use all commercially reasonable efforts to ensure its Third Party Suppliers providing material Services or a material element of the Services are) open and cooperative with the Recipient and its auditors and any Competent Authority (and its designated representatives) in performing its obligations under this Section 17.1 and shall provide such information, assistance, records and materials, access to persons engaged in the provision of the Services and explanations as required by the Recipient or its auditors (to the extent the Recipient and its auditors are directed by a Competent Authority) or the Competent Authority (including attending any meetings requested by the Recipient and/or the Competent Authority (or its designated representatives) and providing copies of any internal audit reports which are relevant to the Services). The Recipient shall provide as much notice of the audit as is reasonably practicable. Unless otherwise agreed by the Parties, the Provider shall charge Recipient in respect of the costs incurred by the Provider in respect of such audits.

17.1.3
If and to the extent the Provider does not have the rights under its relevant Third Party Agreement to ensure its Third Party Supplier grants the rights described in Sections 17.1.1 and 17.1.2, any costs in procuring such rights shall be borne by the Recipient, provided that such costs were approved by the Recipient in writing before they were incurred. If the Recipient declines, or otherwise fails, to approve such costs, the Provider shall not be required to obtain the grant of the relevant rights by that Third Party Supplier.

17.2	General Audit Rights

17.2.1	With respect to each Service Schedule:

(i)
The Provider shall, from time to time, but in any event no more than twice in any 12-month period (subject to the exception in Section 17.2.1(ii)), during regular business hours and upon reasonable notice, permit the Recipient or its representatives to perform audits of the Provider’s (and to the extent commercially reasonable, its Third Party Suppliers’) facilities, equipment, books and records (electronic or otherwise), operational systems, employees, contractors, subcontractors, and such other audits as may be necessary to ensure the Provider’s and its Third Party Suppliers’ compliance with the terms and conditions of this MSA and the relevant Service Schedules, as well as Regulation and to ensure the Provider’s financial and operational viability, including but not limited to the Provider’s internal controls, pre-engagement employee screening, information and other security, business resumption, continuity, recovery, Service Level compliance, and contingency plans.

(ii)
If an audit conducted pursuant to Section 17.2.1 (i) reveals any non-compliance or other deficiencies relating to risks to the Provider’s systems and facilities which could result in the unauthorized destruction, loss, alteration, disclosure of or access to the Recipient’s Confidential Information, then a senior technology executive of the Provider shall promptly meet with a representative of the Recipient to discuss the matter, and the Provider shall promptly take action to remedy the non-compliance or deficiencies and/or resolve the matters addressed by the qualification(s) so that any deficiencies that caused the qualified opinion to be issued are remedied to the Recipient’s reasonable satisfaction (including with respect to the timeline of the remediation). Notwithstanding the limitation on the number of audits in Section 17.2.1(i), the Provider shall permit the Recipient to perform an audit solely to the extent necessary to confirm that any non-compliance or deficiencies identified in an audit conducted pursuant to Section 17.2.1(i) have been remedied.

18	Sanctions

18.1	Compliance with Sanctions Laws and Regulations

18.1.1
The Parties acknowledge that the Parties and their respective Affiliates are subject to the international sanction laws and regulations issued from time to time by HM Treasury, the European Union, the United States of America (including, but not limited to, all applicable regulations of the Office of Foreign Assets Control (“OFAC”), the Bank Secrecy Act and the USA Patriot Act (including such regulations that may require the Provider to implement a “Customer Identification Program” or “Know Your Customer Program” to confirm that no beneficiary or client of the Provider appears on any lists issued by OFAC, including the Specially Designated Nationals list, and determine whether transactions by or with such beneficiary or client may constitute suspicious activity, such as identity theft, fraud, money laundering, terrorist financing or other threats to national security)), and the United Nations.

18.1.2
Neither Party shall be obliged to make any payment under, or otherwise to implement any part of the Services, if in the reasonable opinion of the relevant Party to do so is illegal or there is involvement by any person (natural, corporate or governmental) listed in the HM Treasury, the European Union, the United States of America, the United Nations or local sanctions lists, or there is any involvement by any person located in, incorporated under the laws of, or owned or controlled by, or acting on behalf or, a person located in or organized under the laws of a country or territory that is the target of comprehensive sanctions.

19	Information Security

19.1	Information Security

19.1.1
A Party may not store, copy, disclose, or use the other Party’s Data for any purpose other than to the extent necessary to provide or receive, as applicable, the Services and to comply with Regulation.

19.1.2
Neither Party shall attempt to obtain access to, use or interfere with any information technology systems or data used or processed by the other Party except to the extent required to do so to provide or receive the Services (as applicable), or except to the extent expressly permitted to do so by this MSA.

19.1.3
Each Party shall maintain reasonable security measures to protect both Parties’ information technology systems, from third parties, and in particular from disruption by any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device“, “virus” or other software routine intended or designed to (i) permit access or use of information technology systems by a third person other than as authorized by the Recipient or the Provider, or (ii) disable, damage or erase or disrupt or impair the normal operation of the Recipient’s or Provider’s information technology systems.

19.1.4
Each Party shall use reasonably up-to-date security measures to prevent unauthorized access to and unauthorized use of the information technology systems owned by the other Party (or, with respect to a Recipient, any member of the Recipient’s Group and, with respect to a Provider, any member of the Provider’s Group) and the other Party’s data (including, with respect to a Recipient, the Recipient Data) by third parties (including Third Party Suppliers).

19.1.5
A Party shall not introduce any Disabling Device into any information technology environment or any system used by the other Party in connection with the Services. Without limiting a Party’s other obligations under this MSA, the Parties agree that, in the event any Disabling Device is found in the systems used to provide the Services, (i) if such Disabling Device originated in any software, deliverable or other resource provided under this MSA or any Service Schedule, the Party that introduced the Disabling Device shall, without prejudice to any other rights and remedies it may have, remove such Disabling Device at its sole expense and (ii) in any case (wherever such Disabling Device originated), the Party that introduced the Disabling Device shall exercise commercially reasonable efforts at no additional charge to eliminate, and reduce the effects of, the Disabling Device and, if the Disabling Device causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data using generally accepted data restoration techniques.

19.1.6	In addition to its other obligations set forth in this MSA,

(i)	whenever the Provider possesses, stores, processes or has access to the Recipient’s Personal Data, it shall comply with the applicable Fraud Prevention Policy; and

(ii)	whenever the Provider possesses, stores, processes or has access to the Recipient’s Confidential Information (inclusive of Personal Data), it shall comply with the applicable IS Requirements.
If requested, the Provider will explain to the Recipient how it complies with the Fraud Prevention Policy and the IS Requirements, and shall demonstrate its compliance upon request as set forth in Section 17.2.

19.1.7	Each Party shall make the other aware as soon as reasonably practical of any information security breach which may materially adversely impact the Services or the other Party’s business.

20	Other Provisions

20.1	Whole Agreement

20.1.1
This MSA constitutes the entire agreement between the Parties with respect to the subject matter hereof at the date hereof and supersedes all prior agreements and understandings, both oral or written, between the Parties in relation to the subject matter hereof.

20.1.2	In this Section 20.1, “this MSA” includes all documents entered into pursuant to it and/or this MSA.

20.2	No Construction Against Drafter
The Parties acknowledge that this MSA and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of the MSA.

20.3	Publicity and Public Announcements
A Party must not make any public announcement relating to this MSA without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement required by Regulation, any Competent Authority or the rules of any stock exchange on which the shares of a Party are listed, but the Party with an obligation to make an announcement shall notify the other Party and take into account their reasonable representations so far as is reasonably practicable before complying with such obligation.

20.4	Further Assurances
Each Party shall, from time to time execute such documents, perform such acts and things as any Party may reasonably require to give full effect to the provisions of this MSA and the transactions contemplated therein.

20.5	Assignment

20.5.1
The provisions of this MSA shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Subject to Section 20.5.2, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this MSA without the prior written consent of the other Party hereto.

20.5.2	The Provider may assign or in any way transfer or dispose of all or any of its rights under or derived from this MSA, or any part of them, to an Affiliate of the Provider.

20.6	Third Party Rights
Except where such rights are expressly granted by this Agreement, a person who is not a party to this MSA shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This Clause does not affect any right or remedy of any person which exists or is available otherwise pursuant to that Act.

20.7	Amendment and Waiver

20.7.1
Any provision of this MSA (including the Service Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this MSA, or in the case of a waiver, by the Party against whom the waiver is to be effective.

20.7.2
No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Regulation.

20.8	Notices

20.8.1
All notices, requests and other communications to any Party hereunder shall be in writing, (electronic mail (“e-mail”) transmission may be used, provided that a receipt of such e-mail is requested and received), and shall be given:

(i)	if to the Provider to:
RBS Business Services Private Ltd
414, Empire Complex, Senapati Bapat Marg, Lower Parel,
Mumbai - 400 013,
India.
Attention: Pankaj Phatarphod, Managing Director
Email: pankaj.phatarphod@rbs.com

(ii)	if to the Recipient to:
Citizens Bank, N.A.
1 Citizens Drive
East Providence, RI 02915
USA
Attention: Jeff LeBlanc

Head of Consumer Operations, Senior Vice President
Email: Jeff.leblanc@citizensbank.com

Citizens Bank, N.A.
443 Jefferson Blvd
Warwick, RI 02886
USA
Attention: Heather Bentley
Head of Consumer Specialty Operations, Senior Vice President
Email: Heather.j.bentley@citizensbank.com

Citizens Bank, N.A.
100 Sockanosset Cross Rd
Cranston, RI 02920
USA
Attention: Jo Wyper
Head of Commercial Operations, Senior Vice President
Email: Joanne.c.wyper@citizensbank.com

or such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

20.9	Severability

20.9.1
If any provision of this MSA or the application thereof to any Party or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to any of the Parties or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

20.10	Counterparts

20.10.1
This MSA may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this MSA or any other documents pursuant to this MSA by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

20.11	Independent Contractor

20.11.1
Nothing in this MSA shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. The Parties hereto acknowledge and agree that when acting as a Provider, the other Party is an independent contractor in the performance of each and every part of this MSA and nothing herein shall be construed to be inconsistent with this status. Subject to the terms and conditions of this MSA, the Provider shall have the authority to select the means, methods and manner by which any Service is performed.

20.12	Governing Law and Submission to Jurisdiction
20.12.1 This MSA and the relationship between the parties will be governed by, and interpreted in accordance with English law.
20.12.2 Each of the parties agree that the courts of England are to have exclusive jurisdiction relating to court proceedings to settle any dispute (including claims for set‑off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this MSA or otherwise arising in connection with this MSA and for the purposes irrevocably submit to the jurisdiction of the English courts.

20.13	Anti-Bribery Provisions

20.13.1
Each Party agrees that it shall comply with, and that the Services will be performed in accordance with, the Anti-Corruption Laws, subject to the Change Control Procedure in respect of any change in Anti-Corruption Laws after the date hereof, and that it shall not cause, by act or omission, any other Party to be in breach of any Anti-Corruption Laws.

20.13.2
Each Party shall have in place and comply with its own anti-bribery and corruption policy to ensure that it complies with the Anti-Corruption Laws (each such policy, an “Anti-Bribery and Corruption Policy”). If requested, a Party shall provide to the other Party a copy of its Anti-Bribery and Corruption Policy and, if required, the providing Party will explain to the receiving Party how the features set out in its Anti-Bribery and Corruption Policy correspond to the receiving Party’s Anti-Bribery and Corruption Policy. Subject to the Change Control Procedure, the providing Party shall promptly implement any amendments to its Anti-Bribery and Corruption Policy which the receiving Party, acting reasonably, considers necessary following its review of the providing Party’s Anti-Bribery and Corruption Policy to ensure that the providing Party complies with the Anti-Corruption Laws.

20.13.3
Each Party shall review its Anti-Bribery and Corruption Policy on a regular basis and shall promptly implement and notify the other Party of any amendments to its Anti-Bribery and Corruption Policy which it considers necessary for continued compliance with the Anti-Corruption Laws.

20.13.4	Each Party shall cooperate with the other Party and promptly provide any information or confirmation which the other Party requires from time to time in connection with the obligations set forth in this Section 20.13. Each Party acknowledges that the other Party will place reliance upon the information provided.

20.13.5	Each Party shall immediately notify the other Party in writing of any suspected or known breach of its Anti-Bribery and Corruption Policy or any of the Anti-Corruption Laws.

20.13.6
Each Party shall have the right to suspend and/or terminate any Service Schedule for material breach immediately, or on such other time specified by the terminating Party, upon written notice to the Provider under such Service Schedule if: (i) the Provider, or any person employed by it or acting on its behalf (whether with or without the knowledge of such Service Provider) fails to comply with any of the Anti-Corruption Laws or is in material breach of the Provider’s Anti-Bribery and Corruption Policy; or (ii) a Party has a reasonable suspicion that an occurrence as specified in clause (i) of this Section 20.13.6 has occurred.

20.13.7	Regardless of any other provision in this MSA, no Party shall be obliged to do, nor obliged to omit to do, any act which would, in its reasonable opinion, put it in breach of any Anti-Corruption Laws.

IN WITNESS WHEREOF, this MSA has been duly executed.

SIGNED for and on behalf of RBS BUSINESS SERVICES PRIVATE LTD by:	/s/ Pankaj Phatarphod
SIGNED for and on behalf of RBS BUSINESS SERVICES PRIVATE LTD by:	/s/ Gopal Singaraju
SIGNED for and on behalf of CITIZENS BANK, N.A. by:	/s/ Bruce Van Saun